Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES $32.5 MILLION
OIL & GAS PROPERTY ACQUISITION AND INCREASES
2007 ONSHORE DRILLING BUDGET

FRISCO, TEXAS, June 4, 2007 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that on June 1, 2007 it has completed an acquisition of oil and gas properties for $32.5 million, effective April 1, 2007. With the acquisition, Comstock acquired additional working interests in the Javelina field in Hildalgo County in South Texas. Comstock estimates that the additional interests acquired have proved reserves of approximately 10.6 billion cubic feet ("Bcf") of natural gas. In addition to the proved reserves, Comstock estimates that the properties being acquired have additional probable and possible reserves of 8.1 Bcf.

Comstock also announced that it is increasing its onshore budget for development and exploration activities for 2007 to $301 million from the previously announced $278 million. Comstock expects to drill approximately 171 (124 net) onshore wells in 2007. Comstock's East Texas/North Louisiana operating region accounts for the largest portion of the revised 2007 budget with forecasted expenditures of $188 million. Comstock now plans to drill 120 (90 net) wells in this region in 2007. Comstock expects to spend $78 million in its South Texas region to drill 22 (16 net) wells in 2007. The remaining $35 million of the budget will be spent to drill 29 (18 net) wells in its other regions.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE). The Company's stock is traded on the New York Stock Exchange under the symbol CRK.